Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-147804, 333-148251, 333-158825, 333-180865, 333-195712, 333-206092 and 333-218797 on Form S-8 and Registration Statement No. 333-215654 on Form S-3 of Pinnacle Financial Partners, Inc. of our report dated February 28, 2018 relating to the consolidated balance sheets of Pinnacle Financial Partners, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017, and effectiveness of internal control over financial reporting as of December 31, 2017, which appear in the December 31, 2017 Annual Report on Form 10-K of Pinnacle Financial Partners, Inc.

/s/ Crowe Horwath LLP

Franklin, Tennessee
February 28, 2018